EXHIBIT 5.1

Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel

November 14, 2016

NICE Ltd. 13 Zarchin Street P.O. Box 690 4310602 Ra'anana Israel

Ladies and Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of NICE Ltd. (the “Company”), relating to 476,114 of the Company’s Ordinary Shares, NIS 1.00 nominal value per share (the “Shares”), issuable upon the exercise of stock options under the inContact 2008 Equity Incentive Plan (the “2008 Plan”) and the vesting of restricted share units and restricted share awards under the 2008 Plan, pursuant to an Agreement and Plan of Merger dated as of May 17, 2016, by and among the Company, inContact, Inc., and Victory Merger Sub Inc., a wholly-owned indirect subsidiary of the Company (the “Agreement”), following the closing of the transactions contemplated by the Agreement.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares, when issued upon the exercise of stock options and the vesting of restricted share units and restricted share awards in accordance with the 2008 Plan, and when paid for pursuant to the terms of the 2008 Plan, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.